CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(dollars in thousands)	Three Months Ended March 31,
	2008	2007
Earnings:
Net income	$(1,571)	$618
Interest expense	24,483	19,051
Less: Interest capitalized during the period Note (A)	–	–
Portion of rental expense representing interest	57	65
Total earnings	$22,969	$19,734

Fixed Charges:
Interest expense	24,483	19,051
Interest capitalized during the period	–	–
Portion of rental expense representing interest	57	65
Total	$24,540	$19,116

Ratio of Earnings to Fixed Charges	0.94	1.03

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	Three Months Ended March 31,
	2008	2007
Earnings:
Net income	$(1,571)	$618
Interest expense	24,483	19,051
Less: Interest capitalized during the period Note (A)	–	–
Portion of rental expense representing interest	57	65
Total earnings	$22,969	$19,734

Combined Fixed Charges and Preference Dividends:
Interest expense	24,483	19,051
Interest capitalized during the period	–	–
Portion of rental expense representing interest	57	65
Preferred Stock Dividends	711	711
Total	$25,251	$19,827

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.91	1.00

Note (A) Interest capitalized during the period is deducted because fixed charges includes all interest, whether capitalized or expensed. Only fixed charges that were deducted from income should be added back in the earnings computation.